UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Quantum Corporation
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

747906204
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Associates L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,849,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,849,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,849,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.22%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Qualified Associates, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

4,965,364

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

4,965,364

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,965,364

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.12%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

The Collectors' Fund L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,819,298

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,819,298

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,819,298

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.78%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lightpath Capital L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

175,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

175,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

175,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.07%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Amici Fund International, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

9,066,536

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

9,066,536

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,066,536

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.88%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

CF Advisors, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

9,808,662

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

9,808,662

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,808,662

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.20%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Porter Orlin LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

19,675,198

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

19,675,198

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,675,198

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.42%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA, OO

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

A. Alex Porter

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

19,675,198

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

19,675,198

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,675,198

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.42%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paul E. Orlin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

19,675,198

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

19,675,198

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,675,198

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.42%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Third Party Fund A

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

400,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

400,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.17%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Third Party Fund B

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]*

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

400,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

400,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.17%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* The Reporting Persons making this filing hold an aggregate of 19,675,198 Shares, which constitute 8.42% of the class of securities.  The Reporting Person on this cover page, however, is a beneficial owner only of the securities by it on this cover page.

CUSIP No	747906204

Item 1.	(a).	Name of Issuer:

Quantum Corporation (the "Company")

(b).	Address of Issuer's Principal Executive Offices:

1650 Technology Drive, Suite 800, San Jose, California 95110.

Item 2.	Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 747906204.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

The Porter Orlin Funds

(i)	Amici Associates L.P., a New York limited partnership ("Amici Associates"), with respect to the Shares held by it;

(ii)	Amici Qualified Associates L.P., a Delaware limited partnership ("Amici Qualified"), with respect to the Shares held by it;

(iii)	The Collectors' Fund L.P., a New York limited partnership ("Collectors"), with respect to the Shares held by it;

(iv)	Lightpath Capital L.P., a Delaware limited partnership ("Lightpath"), with respect to the Shares held by it; and

(v)	Amici Fund International, Ltd., a British Virgin Islands business company ("Amici International"), with respect to the Shares held by it.

Amici Associates, Amid Qualified, Collectors and Lightpath are together referred to herein as the "Partnerships." Amici International and the Partnerships are together referred to herein as the "Porter Orlin Funds."

The General Partner

(vi)	CF Advisors, LLC, a Delaware limited liability company (the "General Partner"), which is the general partner of each of the Partnerships, with respect to the Shares held by each of the Partnerships.

The Investment Manager

(vii)
Porter Orlin LLC, a Delaware limited liability company (the "Investment Manager"), with respect to the Shares held by each of the Porter Orlin Funds and by the Third Party Funds (as defined below) managed by the Investment Manager.

The Individual Reporting Persons

(viii)
The following persons, each of whom is a managing member of both the General Partner and the Investment Manager, with respect to the Shares held by the Porter Orlin Funds and the Third Party Funds: A. Alex Porter ("Porter") and Paul E. Orlin ("Orlin").

Porter and Orlin are together referred to herein as the "Individual Reporting Persons."

The Third Party Funds

(ix)
Third Party Fund A and Third Party Fund B (the “Third Party Funds”) are sponsored and managed by unaffiliated third parties.  The Investment Manager has been engaged by each of these third party funds to provide discretionary investment advisory services.

The citizenship of each of the Porter Orlin Funds, the General Partner and the Investment Manager is set forth above. Each of the Individual Reporting Persons is a citizen of the United States. The address of the principal business office of (i) the Partnerships, the General Partner, the Investment Manager and the Individual Reporting Persons is c/o Porter Orlin LLC, 666 Fifth Avenue, Suite 3403, New York, New York 10103 and (ii) Amici International is Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Item 4.	Ownership.

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

Not applicable.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 130 pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2012

AMICI ASSOCIATES L.P.		AMICI QUALIFIED ASSOCIATES, L.P.

By:	CF ADVISORS, LLC, its General Partner	By:	CF ADVISORS, LLC, its General Partner

By:	/s/ A. Alex Porter	By:	/s/ A. Alex Porter
	A. Alex Porter		A. Alex Porter
	Managing Member		Managing Member

By:	/s/ Paul E. Orlin	By:	/s/ Paul E. Orlin
	Paul E. Orlin		Paul E. Orlin
	Managing Member		Managing Member

THE COLLECTORS' FUND L.P.		LIGHTPATH CAPITAL L.P.

By:	CF ADVISORS, LLC, its General Partner	By:	CF ADVISORS, LLC, its General Partner

By:	/s/ A. Alex Porter	By:	/s/ A. Alex Porter
	A. Alex Porter		A. Alex Porter
	Managing Member		Managing Member

By:	/s/ Paul E. Orlin	By:	/s/ Paul E. Orlin
	Paul E. Orlin		Paul E. Orlin
	Managing Member		Managing Member

AMICI FUND INTERNATIONAL, LTD.		CF ADVISORS, LLC

By:	PORTER ORLIN LLC, its Investment Manager	By:	/s/ A. Alex Porter
A. Alex Porter
By:	/s/ A. Alex Porter		Managing Member
A. Alex Porter
Managing Member
		By:	/s/ Paul E. Orlin
Paul E. Orlin
By:	/s/ Paul E. Orlin		Managing Member
Paul E. Orlin
Managing Member

PORTER ORLIN LLC

By:	/s/ A. Alex Porter	/s/ A. Alex Porter
	A. Alex Porter	A. Alex Porter, Individually
Managing Member

By:	/s/ Paul E. Orlin	/s/ Paul E. Orlin
	Paul E. Orlin	Paul E. Orlin, Individually
Managing Member

EXHIBIT 1

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, par value $0.01 per share, of Quantum Corporation beneficially owned by them, together with any or all amendments thereto, when and if appropriate.  The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: February 6, 2012

AMICI ASSOCIATES L.P.		AMICI QUALIFIED ASSOCIATES, L.P.

By:	CF ADVISORS, LLC, its General Partner	By:	CF ADVISORS, LLC, its General Partner

By:	/s/ A. Alex Porter	By:	/s/ A. Alex Porter
	A. Alex Porter		A. Alex Porter
	Managing Member		Managing Member

By:	/s/ Paul E. Orlin	By:	/s/ Paul E. Orlin
	Paul E. Orlin		Paul E. Orlin
	Managing Member		Managing Member

THE COLLECTORS' FUND L.P.		LIGHTPATH CAPITAL L.P.

By:	CF ADVISORS, LLC, its General Partner	By:	CF ADVISORS, LLC, its General Partner

By:	/s/ A. Alex Porter	By:	/s/ A. Alex Porter
	A. Alex Porter		A. Alex Porter
	Managing Member		Managing Member

By:	/s/ Paul E. Orlin	By:	/s/ Paul E. Orlin
	Paul E. Orlin		Paul E. Orlin
	Managing Member		Managing Member

AMICI FUND INTERNATIONAL, LTD.		CF ADVISORS, LLC

By:	PORTER ORLIN LLC, its Investment Manager	By:	/s/ A. Alex Porter
A. Alex Porter
By:	/s/ A. Alex Porter		Managing Member
A. Alex Porter
Managing Member
		By:	/s/ Paul E. Orlin
Paul E. Orlin
By:	/s/ Paul E. Orlin		Managing Member
Paul E. Orlin
Managing Member

PORTER ORLIN LLC

By:	/s/ A. Alex Porter	/s/ A. Alex Porter
	A. Alex Porter	A. Alex Porter, Individually
Managing Member

By:	/s/ Paul E. Orlin	/s/ Paul E. Orlin
	Paul E. Orlin	Paul E. Orlin, Individually
Managing Member

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